2225 West Chandler Boulevard, Chandler, AZ 85224

Rogers Corporation Appoints Jeff Owens to its Board of Directors

Chandler, Arizona, August 3, 2017: Rogers Corporation (NYSE:ROG) today announced that its Board of Directors appointed Jeffrey J. Owens to serve as a member of the Company’s Board.

Mr. Owens most recently served as Executive Vice President and Chief Technology Officer of Delphi Automotive PLC, until his retirement in March 2017. During his over 40-year career at Delphi, Mr. Owens served in a variety of technology, engineering and operating leadership roles and had international responsibilities. He recently served as Chairman of the Kettering University Board of Trustees and is currently a trustee.

“We are very pleased to welcome Jeff to Rogers’ Board of Directors,” said Bruce Hoechner, President and Chief Executive Officer of Rogers Corporation. “His global experience and leadership roles in innovation and technology, particularly in the areas of Advanced Mobility and Advanced Connectivity, make him an excellent addition to our Board.”

About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions that enable clean energy, internet connectivity, and safety and protection applications, as well as other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, e-Mobility and renewable energy; Elastomeric Material Solutions for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Advanced Connectivity Solutions for wireless infrastructure, automotive safety and radar systems. Headquartered in Arizona (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide.

Investor contact:
Jack Monti
Phone: 480-917-6026
Email: jack.monti@rogerscorp.com

Website address: http://www.rogerscorp.com